CERTIFICATE OF AMENDMENT
TO THE
RESTATED CERTIFICATE OF INCORPORATION
OF
BROWN-FORMAN CORPORATION

Pursuant to Section 242
of the General Corporation Law of the State of Delaware

The undersigned authorized officer of Brown-Forman Corporation, a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that an amendment to the Corporation’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, as follows:

The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article FOURTH thereof and inserting the following in lieu thereof:

“FOURTH:    The total number of shares of all classes of stock which the Corporation shall have authority to issue is Five Hundred Seventy Million (570,000,000) shares, divided into (a) One Hundred Seventy Million (170,000,000) shares of Class A Common Stock of par value of Fifteen Cents ($0.15) per share; and (b) Four Hundred Million (400,000,000) shares of Class B Common Stock of par value of Fifteen Cents ($0.15) per share.”
The amendment set forth above was adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
This Certificate of Amendment shall not become effective until 4:00 p.m. Eastern Daylight Time on the date on which it is filed with the Delaware Secretary of State.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this 8th day of August, 2016.

BROWN-FORMAN CORPORATION

By:     /s/ Michael E. Carr, Jr.

Title:	Vice President, Managing Attorney
and Assistant Secretary

Name:    Michael E. Carr, Jr.